FOR: GOTTSCHALKS INC.

CONTACT: Michael Geele

Chief Financial Officer
(559) 434-4800

FD Morgen-Walke:
Teresa Thuruthiyil, Leigh Parrish

(415) 439-4562

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE & FAX LIST: SFGOT

FOR IMMEDIATE RELEASE

GOTTSCHALKS REPORTS AUDITED FISCAL 2002 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

FRESNO, Calif., May 2, 2003 - Gottschalks Inc. (NYSE: GOT) today reported audited financial results for the fourth quarter and fiscal year ended February 1, 2003 and filed its fiscal 2002 Form 10-K with the Securities and Exchange Commission.

The Company reported a net loss of $4.6 million, or $0.36 per share, for the fourth quarter this year, compared to net income of $10.4 million, or $0.82 per share, for the fourth quarter last year. For fiscal 2002, the Company's net loss was $12.0 million, or $0.94 per share. This compares to fiscal 2001 net income of $0.4 million, or $0.03 per share.

As previously reported, fourth quarter 2002 results of operations include special charges of $20.1 million ($12.4 million after income taxes, or $0.97 per share). Fourth quarter 2001 results include special charges of $0.7 million, ($0.4 million after income taxes, or $0.03 per share). Fiscal 2002 results include special charges totaling $19.7 million ($12.2 million after income taxes, or $0.96 per share). Fiscal 2001 results include special charges of $1.4 million ($0.9 million after income taxes, or $0.7 per share).

Total sales for the 2002 fiscal year decreased 2.7% to $691.4 million from total sales of $710.7 million for fiscal 2001. Same store sales for the year decreased 0.8% from fiscal 2001.

About Gottschalks

Gottschalks is a regional department store chain, currently operating sixty-six department stores and twelve specialty apparel stores in six western states, including California (39), Washington (14), Alaska (6), Oregon (3), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on the World Wide Web at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of the stores acquired from Lamonts Apparel, Inc., or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission.